BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY AGREEMENT

(SSGA Emerging Markets Enhanced Index Portfolio)

This Amendment No. 1 to the Investment Subadvisory Agreement (the “Agreement”) dated April 28, 2019, by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and SSGA Funds Management, Inc. (the “Subadviser”) with respect to SSGA Emerging Markets Enhanced Index Portfolio, a series of Brighthouse Funds Trust I, is entered into effective the 19th of August, 2024.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A is amended in whole to read as follows:

As set forth in Section 3 of this Agreement:

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser:

Percentage of average daily net assets:

SSGA Emerging Markets Enhanced Index Portfolio	0.250% of the first $250 million of such assets plus 0.200% of the next $250 million of such assets plus 0.150% of the next $250 million of such assets plus 0.120% of such assets over $750 million.

For purposes of determining the annual subadvisory fee rate pursuant to Section 3 of this Agreement, the assets of SSGA Emerging Markets Enhanced Index Portfolio shall be aggregated with the assets of SSGA Emerging Markets Enhanced Index Portfolio II, a series of Brighthouse Funds Trust I. The aggregated assets of the Portfolios shall then be applied to the fee schedule set forth above and the resulting effective rate shall be applied to the actual assets of SSGA Emerging Markets Enhanced Index Portfolio to determine the annual subadvisory fee rate.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 19th day of August, 2024.

/s/ Kristi Slavin
Kristi Slavin
President, Brighthouse Investment Advisers, LLC

/s/ Authorized Officer
By: Authorized Officer
SSGA Funds Management, Inc.